Exhibit 1

Transactions in Shares Effected by Kent Lake Partners LP During the Past Sixty Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale
Sale of Common Stock	(117,472)	$6.4860	06/18/2025
Sale of Common Stock	(90,845)	$6.1877	06/20/2025
Sale of Common Stock	(83,398)	$6.1497	06/23/2025
Sale of Common Stock	(69,463)	$6.1484	06/24/2025
Sale of Common Stock	(26,294)	$6.1095	06/25/2025
Sale of Common Stock	(211,500)[1]	--	07/14/2025

1 Represents a short sale of Akoya Biosciences, Inc. shares delivered pursuant to the closing of the merger with the Issuer.